                                                                     EXHIBIT 8.2


                                   AGREEMENT


                                 By and Between


                    HEALTHCARE PROFESSIONAL MANAGEMENT, INC.


                                      and


                         MEDICAL ASSET MANAGEMENT, INC.


                               December 29, 1995

                                                                 DRAFT 12/29/95

                                   AGREEMENT


        THIS AGREEMENT, made this 29th day of December, 1995, by and between Medical Asset Management, Inc., a Delaware corporation ("MAM"), and Healthcare Professional Management, Inc., a Pennsylvania corporation ("HPM").

                                  WITNESSETH:

        WHEREAS, the parties intend that, subject to the terms and conditions of this Agreement, a Pennsylvania corporation to be formed on the date hereof by MAM that is a wholly-owned subsidiary of MAM ("HPM Acquisition Corporation") shall be merged with and into HPM in a statutory merger (the "Merger"), with HPM to be the surviving corporation of the Merger, all pursuant to the terms and conditions of this Agreement and applicable law;

        WHEREAS, the Merger is intended to be a tax-free plan of reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and is intended by the parties to qualify for "pooling of interests" accounting treatment; and

        WHEREAS, upon the effectiveness of the Merger, all the capital stock of HPM outstanding immediately prior thereto shall be converted into shares of the Common stock of MAM plus cash for eliminated fractional shares;

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:


                           1.   Plan of Reorganization
                                ----------------------

        1.1     The Merger of HPM Acquisition Corporation into HPM.
                ---------------------------------------------------

        Subject to the terms and upon the conditions set forth herein, on or prior to the Closing Date (as defined in Article 2 hereof), HPM shall, and MAM shall cause HPM Acquisition Corporation to, execute and deliver the Plan of Merger substantially in the form of Exhibit A attached hereto. Additionally, on the Closing Date, HPM and HPM Acquisition Corporation shall cause Articles of Merger to be executed and filed with the Secretary of the Commonwealth of Pennsylvania substantially in the form attached as Schedule I to the Plan of Merger (the "Articles of Merger").

        1.2     Effective Time and Effective Date.
                ----------------------------------

        The effective date of the merger of HPM Acquisition Corporation with and into HPM (the "Merger") shall be the date upon which the Articles of Merger are filed with the Secretary of the Commonwealth of Pennsylvania, as provided in the Plan of Merger (the "Effective Date"), and the effective time of the Merger shall be the time at which the Articles are filed with the Secretary of the Commonwealth of Pennsylvania (the "Effective Time"). At the Effective Time, HPM Acquisition Corporation will be merged with and into HPM in accordance with the Plan of Merger, with HPM as the surviving corporation, and the separate existence of HPM Acquisition Corporation shall cease.

        1.3     Conversion of Capital Stock.
                ----------------------------

        (a) At the Effective Time on the Effective Date, the capital stock of HPM and the capital stock of HPM Acquisition Corporation outstanding immediately prior thereto shall be canceled or converted, as the case may be, by virtue of the Merger and without the need for any actin on the part of any holder of any of the shares described below, as follows: at the Effective Time, each of the 400 shares of common stock, par value $1.00 per share of HPM ("HPM Common Stock") issued and outstanding immediately prior thereto shall be converted into 1,083.33 shares of common stock of MAM, $.0001 par value, ("MAM Common Stock") and each share of HPM Common Stock issued and held in the treasury of HPM shall be canceled and retired; and at the Effective Time, each share of common stock, par value $.01 per share, of HPM Acquisition Corporation ("HPM Acquisition Corporation Common Stock") issued and outstanding immediately prior thereto shall be converted into one share of common stock, par value $1.00 per share, of HPM, the surviving corporation, and each share of HPM Acquisition Corporation Common Stock issued and held in the treasury of HPM Acquisition Corporation shall be canceled and retired.

        (b) The MAM Common Stock issued in connection with the Merger has not been registered under the Securities Act of 1933 or any state securities laws and therefore may not be sold or otherwise transferred except in compliance with the registration provisions of such securities laws or pursuant to an exemption therefrom.

        1.4     Fractional Shares.
                ------------------

        No fractional shares of MAM Common Stock shall be issued in connection with the Merger. In lieu thereof, each holder of HPM Stock who would otherwise be entitled to receive a fraction of a share of MAM Common Stock, after aggregating all shares of MAM Common Stock to be received by such holder, shall instead receive from MAM, within twenty (20) business days after the Effective Time, an amount of cash equal to the $3.00 multiplied by the fraction of a shares of MAM Common Stock to which such holder would otherwise be entitled.

        1.5     Tax Free Reorganization.
                ------------------------

        The parties intend to adopt this Agreement as a tax-free plan of reorganization and to consummate the Merger as a reverse triangular merger in accordance with the provisions of Section 368(a)(1)(A) by virtue of the provisions of Section 368(a)(2)(E) of the Code. The MAM Common Stock issued in the Merger shall be issued solely in exchange for HPM Stock, and no other transaction other than the Merger represents, provides for or is intended to be an adjustment to, the consideration paid for HPM Stock. Except for cash paid in lieu of fractional shares, and cash paid for dissenting shares, if any, no consideration that could constitute "other property" within the meaning of Section 356(b) of the Code is being paid by MAM for HPM Stock in the Merger. The parties shall not take a position on any tax returns inconsistent with this Section 1.5. In addition, MAM represents as of the date of this Agreement, and as of the Closing Date, that it presently intends to continue HPM's historic business or use a significant portion of HPM's business assets in a business. Neither MAM nor HPM shall intentionally take or cause to be taken action which would disqualify the Merger as a reorganization within the meaning of Section 368(a)(1)(A) by virtue of the provisions of Section 368(a)(2)(E) of the Code.

        1.6     Pooling of Interests.
                ---------------------

        The parties intend that the Merger be treated as a "pooling of interests" for accounting purposes.

         2.      Closing, Closing Date and Conversion of Capital Stock
                 -----------------------------------------------------

        2.1     The Closing and Closing Date.
                -----------------------------

        The closing of the transactions contemplated hereby (the "Closing") shall take place at the offices of Buchanan Ingersoll Professional Corporation, One Oxford Centre, 301 Grant Street, 20th Floor, Pittsburgh, PA 15219, at 10:00 a.m. local time on December 29, 1995. The date of the Closing is hereinafter referred to as the "Closing Date."

        2.2     Further Assurances.
                -------------------

        HPM agrees that if, at any time after the Effective Time, MAM considers or is advised that any further deeds, assignments or assurances are reasonably necessary or desirable to be obtained from HPM or its officers or directors, to consummate the Merger or to carry out the purposes of this Agreement at or after the Effective Time, then MAM, HPM and their respective officers and directors may execute and deliver all such proper deeds, assignments and assurances and do all other things necessary or desirable to consummate the Merger and to carry out the purposes of this Agreement, in the name of HPM or otherwise.

                 3.      Representations and Warranties of HPM
                         -------------------------------------

        HPM represents and warrants to MAM and covenants and agrees with MAM as follows:

        3.1     Organization, Qualification and Status.
                ---------------------------------------

        HPM is a corporation duly incorporated and organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. HPM has full corporate power and authority to own, lease and use its properties and to carry on its business as presently conducted. HPM is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified could reasonably be expected to have a material adverse effect on its operations or financial condition.

        3.2     Capitalization.
                ---------------

        The authorized capital stock of HPM consists of 10,000 shares of common stock, $1.00 par value per share, of which 400 shares are issued and outstanding (the "Shares") and held beneficially and of record by the HPM Shareholders listed on Schedule 3.2 hereto (the "HPM Shareholders"), and no shares are held in the treasury of HPM. All of said issued and outstanding Shares of the common stock are validly issued, fully paid and non-assessable and none of such shares has been issued in violation of any preemptive rights of shareholders or transferred in violation of any transfer restrictions relating thereto. There are no authorized or outstanding options, warrants, convertible securities, subscription rights, puts, calls, unsatisfied pre-emptive rights or other rights of any nature to purchase or otherwise receive, or to require HPM to purchase, redeem or acquire, any shares of the capital stock or other securities of HPM and there is no outstanding security of any kind convertible into such capital stock. Except as disclosed on
Schedule 3.2 hereto, there are no existing shareholder agreements, voting agreements or voting trusts respecting any shares of the capital stock of HPM.

        3.3     Ownership of Shares.
                --------------------

        The HPM Shareholders listed on Schedule 3.2 hereto own and hold, beneficially and of record, the entire right, title and interest in and to the number of Shares set forth opposite their names, free and clear of any claim, suit, proceeding, call, commitment, voting trust, proxy, restriction, limitation, security interest, pledge or lien or encumbrance of any kind or nature whatsoever, and have full power and authority to vote said Shares and to approve the transactions contemplated by this Agreement, such Shares constituting, in the aggregate, all of the issued and outstanding shares of capital stock of HPM. Each such HPM Shareholder has full power and authority to vote, transfer and dispose of the Shares owned and held by him, free and clear of any claim, suit, proceeding, call, voting trust, proxy, restriction, security interest, lien or other encumbrance of any kind or nature whatsoever.

        3.4     No Subsidiary.
                --------------

        HPM does not have any subsidiary or any ownership interest in any other entity. HPM is not a party to any joint venture arrangement and does not have the right to acquire any securities of or ownership interests in any other person or entity.

        3.5     Authorization; Valid and Binding Obligation.
                --------------------------------------------

        HPM has full corporate power and authority to execute and deliver this Agreement, the Plan of Merger and the Articles of Merger and full corporate power and authority to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement, the Plan of Merger and the Articles of Merger have been duly authorized, executed and delivered by HPM. All corporate action required in order to authorize the execution, delivery and performance of this Agreement, the Plan of Merger and the Articles of Merger has been taken. Each of this Agreement, the Plan of Merger and the Articles of Merger constitutes, and the other instruments to be executed and delivered in connection therewith when duly executed and delivered by HPM each will constitute, the valid and binding obligation of HPM enforceable against it in accordance with its terms.

        3.6     No Violation.
                -------------

        Neither the execution and delivery of this Agreement, the Plan of Merger and the Articles of Merger by HPM, nor the consummation of the transactions contemplated hereby or thereby, nor compliance with the terms hereof or thereof, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of the Articles of Incorporation or By-Laws of HPM, nor (ii) violate, conflict with or result in a breach of or default under any of the terms, conditions or provisions of any material instrument, agreement, contract or commitment, nor (iii) accelerate or give to others any interests or rights, including rights of acceleration, termination, modification or cancellation, under any material instrument, agreement, contract or commitment in or with respect to the business or assets of HPM, nor
(iv) result in the creation of any lien, claim, charge or encumbrance on the assets, capital stock or properties of HPM, nor (v) conflict with, violate or result in a breach of or constitute a default under any law, statute, rule, judgment, order, decree, injunction, ruling or regulation of any government, governmental agency, authority or instrumentality, court or arbitration tribunal to which HPM or any of its assets or properties is subject. The consummation of the Merger shall not require the consent of any third party (other than the legally required approval of HPM's shareholders which has already been obtained).

        3.7     Financial Statements.
                ---------------------

        Schedule 3.7 hereto contains true and correct and complete copies of the following financial statements of HPM at the dates and for the periods specified:

        (a) An unaudited Balance Sheet of HPM as of December 31, 1995 (the "Balance Sheet") and an unaudited Balance Sheet as of November 30, 1995 (the "Interim Balance Sheet"); and

        (b) An unaudited Income Statement and Statements of Cash Flows of HPM for the period ended December 31, 1995; and unaudited Income Statements and Statements of Cash Flows for the 11 month period ended November 30, 1995, in each case together with the notes thereto. Each of the foregoing financial statements fairly presents the financial condition at the dates and for the periods specified and are in accordance with the books and records of HPM. HPM has no material debt or liability of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that is not reflected or reserved against in the Balance Sheet, except for those that may have been incurred after the date of the Balance Sheet in the ordinary course of its business consistent with past practice. All reserves established by HPM and set forth in the Balance Sheet were reasonably adequate. At the Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 issued by the Financial Accounting Standards Board in March 1975) which are not adequately provided for in the Balance Sheet as required by said Statement No. 5.

        3.8     No Adverse Changes.
                -------------------

        Except as set forth on Schedule 3.8 hereto, since the Interim Balance Sheet Date there has not been:

        (a) a material adverse change in the condition (financial or otherwise), properties, assets, liabilities, rights, operations or business of HPM;

        (b) the issuance by HPM of any notes, bonds or other debt securities or any equity securities;

        (c) the borrowing of any amount of money or the incurring of or becoming subject to any liabilities, except (i) current liabilities incurred in the ordinary course of business, and (ii) liabilities under contracts entered into in the ordinary course of business;

        (d) any damage, theft, destruction or casualty loss, whether or not covered by insurance, adversely affecting the properties or operations of HPM;

        (e) any sale, lease, transfer or assignment of any asset (tangible or intangible) of HPM or the cancellation of any debt or claim except for a fair consideration and in the ordinary course of business;

        (f) any loss, waiver or release of any material rights of HPM, whether or not in the ordinary course of business or consistent with past practice;

        (g) the negotiation or execution of any arrangement, agreement or understanding to which HPM is a party which cannot be terminated by HPM on notice of thirty (30) days or less without cost or penalty;

        (h) any increase in salary, bonus, fringe benefit, or incentive or other compensation payable or to become payable to any officer, director, employee, affiliate or other person receiving compensation of any nature from HPM or any increase in the number of shares obtainable under, or acceleration of the time of exercisability of, any stock option, stock bonus or similar plan of HPM;

        (i) any capital expenditures or commitments therefor by HPM that aggregate in excess of $10,000;

        (j) any change in any accounting practice or procedure; or

        (k) any other transaction, contract or commitment entered into by HPM otherwise than in the ordinary course of business.

        3.9     Taxes.

        HPM has timely filed all federal, state, local and foreign tax returns required to be filed, has timely paid all taxes required to be paid in respect of all periods for which returns have been filed, has established an adequate accrual or reserve for the payment of all taxes payable in respect of the periods subsequent to the periods covered by the most recent applicable tax returns, has made all necessary estimated tax payments, and has no material liability for taxes in excess of the amount so paid or accruals or reserves so established. HPM is not delinquent in the payment of any tax and is not delinquent in the filing of any tax returns, and no deficiencies for any tax have been threatened, claimed, proposed or assessed. HPM has not received any notification that any material issues have been raised (and are currently pending) by the Internal Revenue Service or any other taxing authority (including but not limited to any sales tax authority) and no tax return of HPM has ever been audited by the Internal Revenue Service or any other taxing agency or authority. No tax liens have been filed against any assets of HPM. HPM is not a "personal holding company" within the meaning of section 542 of the Code.

        3.10    Litigation.
                -----------

        Except as set forth on Schedule 3.10 hereto, there are no actions, suits or proceedings at law or in equity, or arbitration proceedings, or claims, demands or investigations, pending or threatened against or involving HPM, or state of facts existing which could give rise to any such action, suit, proceeding, claim, demand or investigation; there are no proceedings pending or threatened against or involving HPM by or before any governmental board, department, commission, bureau, instrumentality or agency (including but not limited to any federal, state, local or foreign governmental agency or body concerned with control of foreign exchange, energy, environmental protection or pollution control, franchising or other distribution arrangements, antitrust or trade regulation, civil rights, labor or discrimination, wages and hours, safety or health, zoning or land use), or state of facts existing which could give rise to any such proceedings; and HPM is not in violation of any order, ruling, decree or judgment of any court or arbitration tribunal or governmental board, department, commission, bureau, instrumentality or agency.

        3.11    Title to Assets.
                ----------------

        Except as set forth on Schedule 3.11, hereto, HPM has good and marketable title to all of its assets and properties as shown on the Balance Sheet, free and clear of all liens, mortgages, security interests, claims, charges, restrictions or encumbrances. All machinery, vehicles, equipment and other tangible personal property included in such assets and properties are in good condition and repair, normal wear and tear excepted, and all leases of real or personal property to which HPM is a party are fully effective and afford HPM peaceful and undisturbed possession of the property leased thereunder in accordance with the terms of such leases. To its best knowledge, HPM is not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of owned or leased properties (the violation of which would have a material adverse effect on its business), and HPM has not received any notice of violation with which it has not complied. HPM does not own any real property.

        3.12    Accounts Receivable.
                --------------------

        The accounts receivable reflected on the Interim Balance Sheet of HPM are free and clear of any claim, security interest, pledge or lien or encumbrance of any kind or nature whatsoever, and are good and fully collectible in the normal course of business without setoff, third party collection efforts or suit, and the subsequently created accounts receivable of HPM from the date of the Interim Balance Sheet to the Closing Date will be free and clear of any claim, pledge, security interest or lien or encumbrance of any kind or nature whatsoever, and will be good and fully collectible in the normal course of business without setoff, third party collection efforts or suit.

        3.13    Contracts.
                ----------

        Set forth on Schedule 3.13 attached hereto, is a list of all material contracts, obligations and commitments relating to the business of HPM (either written or oral), including without limitation employment contracts not terminable upon notice of (15) calendar days or less, collective bargaining agreements, bonus, pension, profit sharing, annuity, deferred compensation, retirement, stock exchange, stock option, stock ownership, hospitalization, insurance and all other employee benefit plans, leases, mortgages, pledges, deeds of trust, loans or credit agreements, contracts and agreements not made in the ordinary course of business which involve more than $2,500.00.

        3.14    Compliance with Laws.
                ---------------------

        HPM has complied in all material respects with all applicable laws, statutes, rules and regulations, orders and engineering standards of federal, state, local and foreign governments and governmental agencies applicable to it and its business, assets, properties and operations and no claim of violation (or basis therefor) of any such laws or regulations exists on the date hereof.

        3.15    Disclosure.
                -----------

        HPM has disclosed all material facts relating to its assets, business, condition (financial and otherwise) and operations in this Agreement (including the Schedules hereto). Neither this Agreement nor any other document, certificate, exhibit, statement or schedule furnished or to be furnished by or on behalf of HPM to MAM in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the factual statements contained therein, in light of the circumstances under which made, not misleading.

                 4.      Representations and Warranties of MAM
                         -------------------------------------

        MAM represents and warrants to HPM and covenants and agrees with HPM as follows:

        4.1     Organization and Qualification.
                -------------------------------

        MAM is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MAM has the corporate power and authority to carry on its business as presently conducted. HPM Acquisition Corporation was incorporated on the date hereof expressly for purposes of the Merger and has not conducted any business.

        4.2     Authorization; Valid and Binding Obligation.
                --------------------------------------------

        MAM and HPM Acquisition Corporation each has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and HPM Acquisition Corporation has full corporate power and authority to execute and deliver the Plan of Merger and the Articles of Merger and to perform its obligations thereunder. This Agreement has been duly executed and delivered by MAM and HPM Acquisition Corporation and constitutes, and the Plan of Merger and other documents to be executed and delivered pursuant hereto when executed and delivered by MAM (to the extent a party thereto) and HPM Acquisition Corporation will constitute, the legal, valid and binding obligations of MAM and HPM Acquisition Corporation, enforceable against each in accordance with its terms.

        No filing, authorization or approval, governmental or otherwise, is necessary to enable MAM to enter into and to perform its obligations under this Agreement, except for the filing of the Agreement of Merger and the Articles of Merger with the Pennsylvania Department of State.

        4.3     Capital Structure.
                ------------------

        The authorized capital stock of MAM consists of 50,000,000 shares of MAM Common Stock, $.001 par value, and 10,000,000 shares of Preferred Stock, $.001 par value (the "MAM Preferred Stock"). At the close of business on September 30, 1995, approximately 9,800,000 shares of MAM Common Stock were issued and outstanding, and no shares of MAM Common Stock were held by MAM in its treasury. 3,000,000 shares of MAM Preferred Stock are issued or outstanding.

        4.4     No Violation of Existing Agreements.
                ------------------------------------

        Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby and thereby, shall conflict with, or (with or without notice or lapse of time, or both) result in:
(a) a termination, breach, impairment or violation of (i) any provision of the Certificate of Incorporation or Bylaws of MAM, as currently in effect or (ii) any federal, state, local or foreign judgment, writ, decree, order, statute, rule or regulation applicable to MAM or its assets or properties; or (b) a termination, or a material breach, impairment or violation, of any material instrument, agreement, contract or commitment to which MAM is a party or by which MAM or its assets or properties are bound that would have a material adverse effect on the business or financial condition of MAM and its subsidiaries, taken as a whole.

        4.5     Validity of Shares.
                -------------------

        The shares of MAM Common Stock to be issued pursuant to the Merger shall, when issued, be duly authorized, validly issued, fully paid and nonassessable.

        4.6     Absence of Litigation.
                ----------------------

        There is no claim, action, proceeding or investigation pending or, to the best knowledge of MAM, threatened against MAM or any property or asset of MAM, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, which, individually or in the aggregate, would have a material adverse effect on MAM. Neither MAM nor any property or asset of MAM, is subject to any order, writ, judgment, injunction, decree, determination or award which would have, individually or in the aggregate, a material adverse effect on the business or financial condition of MAM and its subsidiaries, taken as a whole.

        4.7     Disclosure.
                -----------

        No representation or warranty of MAM or HPM Acquisition Corporation in this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the factual statements contained herein, in light of the circumstances under which such statements are made, not misleading.

                            5.      Covenants of HPM
                                    ----------------

        Following the Closing Date, HPM shall not take any action if, prior to taking such actin, HPM has been informed by MAM or its accountants that, in the opinion of MAM's accountants, taking such action may preclude MAM from accounting for the Merger as a "pooling of interests" for accounting purposes and MAM or its accountants promptly give HPM a writing that states in reasonable detail the action that MAM or its accountants request HPM not to take. HPM shall cooperate with MAM to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests for accounting purposes.

                             6.      Board Matters
                                     -------------

        6.1 COMPOSITION OF BOARD OF DIRECTORS OF HPM. (a) MAM covenants and agrees that for a period of four years or so long as any HPM Shareholder remains in the employ of HPM, in any election of directors of HPM it shall nominate and vote all shares of voting Common Stock of the Corporation owned or controlled by them in favor of a Board of Directors comprised of an even number of directors, one-half of whom shall be designated by the HPM Shareholders and one-half of whom shall be designated by MAM.

        In the event of any vacancy on the Board of Directors of HPM occurring for any reason, the party who initially nominated such director shall have the right to appoint a successor nominee and each of the HPM Shareholders and MAM agree to cause its representative designee on the Board of Directors to vote for the election of such nominee and MAM agrees to vote all shares of voting common stock of HPM owned or controlled by it and to otherwise use its best efforts to ensure such nominee is elected.

        (b) The HPM Shareholders and MAM hereby agree that within thirty days following the Merger, the current members of the Board of Directors of HPM shall resign and new directors shall be elected in accordance with the provisions of Section 6.1(a) hereof.

        6.2 CERTAIN PROCEDURES OF THE BOARD OF HPM. The HPM Shareholders and MAM intend that the Board of Directors of HPM shall establish an Executive Committee which shall be comprised of five members, consisting of each of the HPM Shareholders and the Chief Executive Officer of MAM or such other person as may be designated by the Board of Directors of MAM, which, under the direction of the Board of Directors of MAM, shall be responsible for the supervision of the day-to-day operations of HPM.

        6.3 HPM REPRESENTATION ON MAM BOARD. MAM covenants and agrees that for a period of ten years or so long as any HPM Shareholder remains in the employ of HPM, in any election of directors of MAM it shall nominate for election a nominee designated by HPM.

             7.      Conditions Precedent to the Obligations of MAM
                     ----------------------------------------------

        7.1     Deliveries by HPM.
                ------------------

        HPM shall have delivered to MAM the following at the Closing:

        (a) copies of the resolutions duly adopted by the Board of Directors and shareholders of HPM, authorizing the execution, delivery and performance of this Agreement, the Plan of Merger, the Articles of Merger and the other agreements, instruments and documents contemplated hereby and to be delivered hereunder, duly certified by the Secretary or Assistant Secretary of HPM, which resolutions shall be in full force and effect at the time of delivery on the Closing Date;

        (b) a certificate of incumbency executed by the President or any Executive Vice President of HPM, and by the Secretary or any Assistant Secretary of HPM, listing the officers of HPM authorized to execute the Agreement, the Plan of Merger, the Articles of Merger and the other certificates, schedules and the instruments to be delivered on behalf of HPM, and their respective officer positions, and containing the genuine signature of each such person set forth opposite his name; and

        (c) a certificate of its Secretary setting forth the number of shares of HPM capital stock (i) entitled to vote at the shareholder meeting approving the Merger, (ii) actually voted at any such meeting, (iii) voted in favor of, and against, the Merger and (iv) setting forth the names of any HPM Shareholders who took the initial steps under Pennsylvania law to dissent from the Merger.

                  8.      Conditions to the Obligations of HPM
                          ------------------------------------

        8.1     Deliveries by MAM at Closing.
                -----------------------------

        MAM shall have delivered to HPM the following:

        (a) copies of the resolutions duly adopted by the Board of Directors and shareholders (if required) of MAM and HPM Acquisition Corporation authorizing the execution, delivery and performance of this Agreement, the Plan of Merger and the other agreements, instruments and documents contemplated hereby, duly certified by the Secretary or Assistant Secretary of MAM or HPM Acquisition Corporation, as the case may be, which shall be in full force and effect at the time of delivery on the Closing Date; and

        (b) a certificate of incumbency for each of HPM Acquisition Corporation and MAM executed by the President or any Executive Vice President of MAM or HPM Acquisition Corporation, as the case may be, and by the Secretary or any Assistant Secretary of MAM or HPM Acquisition Corporation, as the case may be, listing the officers of MAM or HPM Acquisition Corporation, as the case may be, authorized to execute (to the extent a party thereto) the Agreement, the Plan of Merger, the Articles of Merger and other certificates, schedules and instruments to be delivered on behalf of such corporation, and their respective officer positions, and containing the genuine signature of each such person set forth opposite his name.

                                9.      Expenses
                                        --------

        The HPM Shareholders shall pay all fees and expenses incurred by them or HPM in connection with the transactions provided for hereunder, including the fees and expenses of HPM's counsel and MAM shall pay all expenses incurred by it and HPM Acquisition Corporation in connection with the transactions provided for hereunder, including the fees and expenses of its counsel and accountants.

                      10.     Absence of Broker or Finder
                              ---------------------------

        HPM represents and warrants to MAM that no person is acting or has acted for it as broker or finder in connection with the transactions provided for by this Agreement. MAM represents and warrants to HPM that no person is acting or has acted for it as broker or finder in connection herewith.

                             11.     News Releases
                                     -------------

        No notices to third parties or any publicity, including press releases, concerning any of the transactions provided for herein shall be made unless planned and coordinated jointly between MAM and HPM unless MAM is advised by counsel that a news release or disclosure is required or appropriate and MAM is unable to comply with the terms of this Article after making reasonable efforts to do so.

                                12.     Notices
                                        -------

        Any notice, request, demand or other communication given by any party under this Agreement (each a "notice") shall be in writing, may be given by a party or its legal counsel, may and shall be deemed to be duly given (i) when personally delivered, or (ii) upon delivery by United States Express Mail or similar overnight courier service which provides evidence of delivery, or (iii) when five (5) days have elapsed after its transmittal by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom directed at that party's address as it appears below or another address of which that party has given notice, or (iv) when transmitted by telex (or equivalent service), the sender having received the answerback of the addressee, or (v) when delivered by facsimile transmission if a copy thereof is also delivered in person or by overnight courier. Notices of address change shall be effective only upon receipt notwithstanding the provisions of the foregoing sentence.

        Notice to MAM shall be sufficient if given to:

                4447 E. Broadway
                Suite 102
                Mesa, AZ 85206
                Attn: John Regan

with copies to:         Ray, Quinney & Nebeker
                        79 South Main Street
                        Salt Lake City, Utah 84111
                        Attention: Robert A. Alsop, Esquire

        Notice to HPM or the Shareholders shall be sufficient if given to:

                Healthcare Professional Management, Inc.
                Four Station Square
                Suite 250
                Pittsburgh, Pennsylvania 15219
                Attention: Anthony F. Aulicino

with copies to:         Buchanan Ingersoll Professional Corporation
                        One Oxford Centre
                        301 Grant Street - 20th Floor
                        Pittsburgh, PA 15219
                        Attention: Robert G. Devlin, Esq. and
                        James J. Barnes, Esq.

      13.     Survival of Representations and Warranties; Indemnification
              -----------------------------------------------------------

        13.1    Survival of Representations and Warranties.
                -------------------------------------------

        All representations, warranties, covenants, stipulations, certifications, indemnities and agreements contained herein or in any document delivered pursuant hereto shall survive the consummation of the transactions provided for in this Agreement for a period of two years.

        13.2    Indemnification.
                ----------------

        (a) The HPM Shareholders shall, jointly and severally, defend, indemnify and hold MAM harmless from and against any and all claims, liabilities, damages, losses, deficiencies and expenses (including reasonable attorneys' fees and expenses and costs of suit (including, but not limited to, travel expenses and discovery costs for such matters as transcripts, photocopying, subpoenas and telecopies)) (individually a "Loss" and collectively "Losses") arising out of any and all inaccurate representations and warranties and out of any and all breaches of covenants, agreements and certifications made by or on behalf of HPM in this Agreement or in any document delivered hereunder, or arising out of or resulting from any occurrence prior to the Closing Date and not disclosed herein.

        (b) Notwithstanding the provisions of this Section 13.2(a), the HPM Shareholders shall not be required to indemnify MAM with respect to Losses until the aggregate amount of such Losses shall exceed $65,000 (the "Seller's Floor"); provided, however, if such Losses in the aggregate exceed the amount of the Seller's Floor, HPM shall indemnify MAM for all Losses and provided, further, that the HPM Shareholders shall not be obligated to indemnify MAM with respect to Losses once the total amount of Losses for which the HPM Shareholders have provided indemnification hereunder equals $1,300,000, (the "Seller's Cap").

        (c) MAM shall defend, indemnify and hold HPM and the HPM Shareholders harmless from and against any and all Losses arising out of any and all inaccurate representations and out of any and all breaches of covenants and warranties and stipulations and agreements and certifications made by or on behalf of MAM in this Agreement or in any document delivered by MAM hereunder.

        (d) Notwithstanding the provisions of this Section 13.2(a), MAM shall not be required to indemnify the HPM Shareholders with respect to Losses until the aggregate amount of such Losses shall exceed $65,000 (the "Buyer's Floor"); provided, however, if such Losses in the aggregate exceed the amount of the Buyer's Floor, MAM shall indemnify the HPM Shareholders for all Losses and provided, further, that MAM shall not be obligated to indemnify the HPM Shareholders with respect to Losses once the total amount of Losses for which MAM has provided indemnification hereunder equals $1,300,000, (the "Buyer's Cap").

        13.3    Indemnification with Respect to Third Party Claims.
                ---------------------------------------------------

        (a) Definition.
            -----------

        As used herein, "Third Party Claim" means a Loss or potential Loss for which indemnification is claimed by MAM under the provisions of this Article 13 and which is consequent to a claim against MAM by a person, corporation, association, partnership, or other business organization or an individual or a government, any political subdivision thereof or a governmental agency by commencement against MAM of a legal action or proceeding or receipt by MAM of an assertion of a claim for which indemnification is provided pursuant to this
Article 13.

        (b) Notice of Claim.
            ----------------

        MAM will give notice of a Third Party Claim to the HPM Shareholders in the manner provided for herein together with, if such Third Party Claim is subject to arbitration pursuant to Section 14.2(b) hereof, demand for arbitration, stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third Party Claim or similar document. No claim for indemnification on account of a Third Party Claim shall be made and no indemnification therefor shall be available under this Article 13 until MAM shall have given initial written notice of its claim to the HPM Shareholders.

        (c) Retention of Counsel by HPM Shareholders.
            -----------------------------------------

        Except as hereinafter provided, the HPM Shareholders shall engage counsel to defend a Third Party Claim, and shall provide notice to MAM not later than fifteen (15) business days following delivery by the MAM to the HPM Shareholders of a notice of a Third Party Claim and such notice shall include an acknowledgment by the HPM Shareholders that they will be liable in full to MAM for any Losses in connection with such Third Party Claim. MAM will fully cooperate with such counsel. The HPM Shareholders will cause such counsel to consult with MAM as appropriate, as to the defense of such claim, and MAM may, at its own expense, participate in such defense, assistance or enforcement but the HPM Shareholders shall control such defense, assistance or enforcement.
The HPM Shareholders will cause such counsel engaged by the HPM Shareholders to keep MAM, as appropriate, informed at all times of the status of such defense, assistance or enforcement.

        (d) Employment of Counsel by MAM.
            -----------------------------

                (i) Notwithstanding the provisions of Section 13.3(c), MAM shall have the right to engage counsel and to control the defense of a Third Party Claim if the HPM Shareholders shall not have notified MAM of their appointment of counsel and control of the defense of a Third Party Claim pursuant to Section 13.3(c) within the time period therein provided. MAM shall, in such case, cause counsel to consult with the HPM Shareholders as to the conduct of such defense.

                (ii) Notwithstanding the engagement of counsel by the HPM Shareholders, MAM shall have the right, at its own expense, to engage counsel to participate jointly with the HPM Shareholders in, and to control jointly with the HPM Shareholders, the defense of a Third Party Claim if (x) the Third Party Claim involves remedies other than monetary damages and such remedies, in MAM's reasonable judgment, could have an effect on the conduct of HPM's or MAM's business or (y) the Third Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date or (z) the Third Party Claim involves a claim for monetary damages and the amount claimed is either subject to the Seller's Floor or in excess of the Seller's Cap.

                (iii) If MAM chooses to exercise its right to appoint counsel under this Section 13.3(d), MAM shall deliver notice thereof to the HPM Shareholders setting forth in reasonable detail why it believes that it has such right and the name of the counsel if proposes to employ. MAM may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. MAM shall thereupon have the right to appoint such counsel.

                (iv) The reasonable fees and expenses of counsel and any accountants, experts or consultants engaged by MAM in accordance with the provisions of Section 13.3(d)(i) and 13.3(d)(ii)(x) in connection with defending a Third Party Claim shall be paid by the HPM Shareholders in accordance with the provisions of this Article 13. If MAM's employment of counsel is for a Third Party Claim of the type described in subdivision (ii)(y) or (ii)(z) of this Section 13.3(d), then subject to the provisions of Section 13.3(e), the amount of fees and expenses so payable by the HPM Shareholders shall be that fraction of the aggregate of such fees and expenses, the numerator of which is the portion of the amount of any judgement on, or settlement of, such Third Party Claim for which the MAM is indemnified pursuant to this Article 13 and the denominator of which is the total amount of such judgment or settlement, but provided further, if such defense of a Third Party Claim is successful (in the sense that as a consequence thereof, there is no Loss (other than such fees and expenses) for which MAM is indemnified pursuant to this Article 13), MAM and the HPM Shareholders will attempt in good faith to reach an agreement on the amount of such fees and expenses so payable by the HPM Shareholders.

        (e) Settlement of Third Party Claims.
            ---------------------------------

                (i) The HPM Shareholders may settle any Third Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the HPM Shareholders pursuant to this Article 13.

                (ii) The HPM Shareholders will not enter into a settlement of a Third Party Claim which involves a non-monetary remedy or which will not be paid entirely by the HPM

Shareholders pursuant to this Article 13 without the written consent of MAM which consent shall not be unreasonably withheld.

                (iii) MAM will not enter into a settlement of a Third Party Claim without the written consent of the HPM Shareholders under the circumstances described in subdivision (i) of Section 13.3(d) in the event that the HPM Shareholders have accepted full liability for such Third Party Claim. Otherwise, MAM shall be free to compromise, defend and settle Third Party
Claims without prejudice to any of its rights hereunder or under applicable law.

                (iv) In determining whether to accept or reject any settlement proposal, each party shall act in good faith and with due regard for the reasonable commercial and financial interests of the other.

        (f) Claims as to Which Indemnification is Partially Payable.
            --------------------------------------------------------

        Notwithstanding the foregoing, in the event of any settlement of, or final judgment with respect to, a Third Party Claim which relates to acts, omissions, conditions, events or other matters occurring both before and after the Closing Date, the MAM and the HPM Shareholders shall negotiate in good faith as to the portion of such Third Party Claim as to which such indemnification is payable.

        (g) Cooperation, etc.
            -----------------

        MAM and HPM Shareholders shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any claim or action. Without limiting the generality of the foregoing, the party controlling the defense or settlement of any matter shall take steps reasonably designed to ensure that the other party and its counsel are informed at all times of the status of such matter. Neither party shall dispose of, compromise or settle any claim or actin in a manner that is not reasonable under the circumstances and in good faith. The HPM Shareholders shall enter into such confidentiality and other non-disclosure agreements as MAM shall reasonably request in order to protect trade secrets and other confidential or proprietary information of HPM and MAM and shall use their best efforts to cause the party making such Third Party Claim to enter into any such agreement.

                    14.     Cooperation; Further Assurances
                            -------------------------------

        Each party to this Agreement agrees to cooperate fully with the other parties hereto and their counsel and accountants and other representatives, will use best efforts to cause satisfaction of the conditions to consummation of the Merger as promptly as possible, and will refrain from a course of action inconsistent with this Agreement or the Plan of Merger. Each party shall, upon request of any of the other parties hereto, at any time and from time to time execute, acknowledge, deliver and perform all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and instruments of further assurances as may be necessary or appropriate to carry out the provisions and intent of this Agreement or the Plan of Merger.

                             15.     Miscellaneous
                                     -------------

        15.1 SHAREHOLDERS' REPRESENTATIONS AND WARRANTIES. Each of the HPM Shareholders represents and warrants that:

                (i) Such HPM Shareholder is acquiring the MAM Common Stock purchased hereunder or acquired pursuant hereto for his or her own account with the present intention of holding such securities for purposes of investment, and that such Shareholders has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws. The HPM Shareholder understands that the MAM Common Stock has not been registered under the Securities Act of 1933 or any state securities laws by reason of its issuance by the MAM in a transaction exempt from such registration requirements. Each certificate for MAM Common Stock shall be imprinted with a legend in substantially the following form:

                THESE SECURITIES HAVE NOT BEEN REGISTERED
                UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES ACT AND MAY NOT BE TRANSFERRED UNLESS REGISTERED UNDER SUCH ACTS OR UNLESS AN OPINION OF COUNSEL SATISFACTORY TO THE
                COMPANY IS DELIVERED TO THE COMPANY TO THE
                EFFECT THAT AN EXEMPTION FROM SUCH
                REGISTRATION IS AVAILABLE.

                (ii) Such HPM Shareholder recognizes that investing in the MAM Common Stock involves a high degree of risk.

                (iii) Such HPM Shareholder is capable of evaluating the merits and risks of investing in the Company given its stage of development.

                (iv) Such HPM Shareholder has had an opportunity to discuss MAM's business, management and financial affairs with MAM's management, has been given full and complete access to information concerning the MAM, and has utilized such access to its satisfaction for the purpose of obtaining information or verifying information and has had the opportunity to inspect MAM's facilities.

                (v) Such HPM Shareholder has had the opportunity to ask questions of, and receive answers from, the management of MAM (and any person acting on its behalf) concerning the MAM Common Stock and the terms and conditions of this Agreement and the agreements and transactions contemplated hereby, and to obtain any additional information as the Shareholder may have requested in making its investment decision.

        15.2    Dispute Resolution
                ------------------

        (a) This Agreement shall be governed by the laws of the State of New York without regard to any jurisdiction's conflicts of laws provisions.

        (b) Any controversy, dispute or claim arising out of or relating to this Agreement, or any modification, amendment or extension to this Agreement or to any collateral document, or any modification, amendment or extension thereto, or the breach thereof, including any claim to rescind or set aside any of the same (individually a "Claim" and collectively "Claims"), shall be settled by arbitration conducted in Pittsburgh, Pennsylvania, in accordance with the provisions of this Section 15.1 and in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). To the extent that any of the Commercial Arbitration Rules of the AAA conflict with the provisions of this Agreement, the provisions of this Agreement shall take precedence. The parties retain the right to seek and obtain interim relief pending receipt of an award in accordance with the terms of this Section for the purpose of maintaining and preserving the status quo. The award rendered by the Arbitration Panel (as hereafter defined) shall be final and binding as between the parties hereto and their heirs, executors, administrators, successors and assigns, and judgment on the award may be entered by any court having jurisdiction thereof.

        (c) The parties hereto agree that notwithstanding, and in addition to, the rights and remedies available hereunder, each of MAM and HPM reserves the right to seek and obtain temporary restraining orders or other emergency temporary or preliminary equitable injunctive relief from the courts of the Commonwealth of Pennsylvania situate in Allegheny County or the federal courts situate in the Western District of Pennsylvania, to preserve the status quo by enjoining or retaining a party hereto pending final and binding arbitration hereunder and the parties hereto acknowledge and agree to the right to seek such relief. The parties hereto expressly agree and acknowledge that no judicial proceeding relating to the subject matter of the arbitration shall be deemed a waiver of any party's right to arbitrate nor shall the existence or exercise of such right be deemed to be an adequate remedy at law in connection therewith.

        (d) Claims shall be heard and decided, and awards rendered on such Claims by a panel of three (3) arbitrators (the "Arbitration Panel") appointed in accordance with the provisions hereof. the decision of a majority of the arbitrators comprising the Arbitration Panel shall govern on any matter and be the decision of the Arbitration Panel. In case of any question arising as to the interpretation of these arbitration provisions or the AAA Commercial Rules of Arbitration applicable to any arbitration effected hereunder, the decision of a majority of the members of the Arbitration Panel shall be accepted by the parties as final and conclusive, except that no decision or input of or notice to the Arbitration Panel shall be required in order for MAM to request and obtain the interim relief set forth in Section 15.1(b)(ii) hereof. In the event of the death or disability of any arbitrator pending final resolution of the Claim, a replacement arbitrator shall be chosen by the party who originally designated such arbitrator, within seven (7) days following notice of such death or disability.

        (e) If any party hereto has a Claim and desires to arbitrate such Claim, such party (the "Claimant") shall give written notice (the "Notice") of the Claim and of its intention to arbitrate to the other party (the "Respondent") and simultaneously with the giving of the Notice to the Respondent, the Claimant shall file, at the regional office of the AAA located in Pittsburgh, Pennsylvania (or, should such regional office no longer exist, at the regional office of the AAA located closest to Pittsburgh, Pennsylvania),
(i) three (3) copies of the Notice or demand for arbitration, (ii) three (3) copies of this Section 15.1(b) of this Agreement, and (iii) the appropriate administrative fee as provided in the Administrative Fee Schedule of the AAA. The Notice shall contain a brief statement setting forth the nature of the dispute, the amounts involved, if any, and the remedy sought and shall designate one arbitrator chosen by the Claimant who shall be an active member in good standing of the bar of the Commonwealth of Pennsylvania.

        (f) Within ten (10) days following delivery of the Notice to the Respondent, the Respondent may file an answering statement (the "Answering Statement"), in duplicate, with the AAA. In the event the Respondent elects to file an Answering Statement with the AAA, the Respondent shall, at the same time, deliver a copy of the Answering Statement to the Claimant. If a counterclaim is asserted, the Answering Statement shall contain a statement setting forth the nature of the counterclaim, the amount involved, if any, and the remedy sought, and the appropriate fee as provided in the Administrative Fee Schedule of the AAA shall be delivered to the AAA when the Answering Statement is filed. If no Answering Statement is filed within the ten- (10-) day period following receipt of the Notice by the Respondent, it shall be deemed as a denial by Respondent of the Claim and further shall be deemed a complete waiver of any counterclaim, including the right to set-off. Failure to file an Answering Statement shall not operate to delay the arbitration.

        (g) Within ten (10) days following delivery of the Notice to the Respondent, the Respondent shall choose one (1) arbitrator. If the Respondent shall fail to choose an arbitrator within such ten- (10-) day period, then the AAA shall, within ten (10) days following receipt of notice of such fact by the Claimant, select one (1) arbitrator on behalf of Respondent from its National Panel of Commercial Arbitrators to serve on the Arbitration Panel and further shall choose the third arbitrator to serve on the Arbitration Panel from its National Panel of Commercial Arbitrators. If the Respondent names an arbitrator in compliance with this Subsection (vi) within such ten- (10-) day period, then the AAA shall, within ten (10) days following receipt of notice of such appointment from either Claimant or Respondent, select one arbitrator from its National Panel of Commercial Arbitrators to serve as the third arbitrator on the Arbitration Panel.

        (h) The Arbitration Panel, when duly appointed, shall investigate the facts and shall hold a hearing within ten (10) days following such appointment, and, at such hearing, shall permit the parties to this Agreement to present evidence and arguments. In connection therewith, the parties agree that each may conduct discovery to the extent and in the manner allowed by the Federal Rules of Civil Procedure within the confines of the expedited procedures provided for herein and further that any discovery conducted during the emergency or temporary equitable relief or injunctive proceedings permitted hereby may be utilized by the parties in the arbitration proceeding. The arbitrators selected shall, as a condition of appointment, agree to hear the case within ten (10) days of appointment and on consecutive days until concluded. The award shall be rendered by the Arbitration Panel not later than fifteen
(15) days from the date of the closing of the hearing.

        (i) Except as otherwise provided herein, the fees and expenses of the AAA and the Arbitration Panel shall be borne equally by the parties in accordance with the applicable provisions of the Commercial Arbitration Rules of the AAA. Each party shall bear its own attorneys' fees and expenses and the fees and expenses of other experts or professionals utilized by such party in connection with the arbitration provided for herein.

        15.3    Counterparts/Use of Facsimiles.
                -------------------------------

        This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement. The reproduction of signatures by means of a telecopying device shall be treated as though such reproductions are executed originals and each party hereto covenants and agrees to provide the other parties with a copy of this Agreement bearing original signatures within five (5) days following transmittal by facsimile.

        15.4    Entire Agreement.
                -----------------

        This Agreement constitutes the entire agreement of the parties hereto respecting its subject matter and supersedes all negotiations, preliminary agreements and prior or contemporaneous discussions and understandings of the parties hereto in connection with the subject matter hereof. This Agreement may be amended, modified, or supplemented only by a writing signed by all parties by their duly authorized representatives. Any party may waive the benefit of a term or condition of this Agreement and such waiver will not be deemed to constitute the waiver of another breach of the same, or any other, term or condition. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provision of this Agreement.

        15.5    No Presumption Against Draftsman.
                ---------------------------------

        There shall be no presumption against any party on the ground that such party or its counsel was responsible for preparing this Agreement or any part hereof.

                         16.     Successors and Assigns
                                 ----------------------

        This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of the parties hereto.

        IN WITNESS WHEREOF, each of the parties has executed or caused this Agreement to be executed by its duly authorized officer as of the date first above written.

ATTEST:                         MEDICAL ASSET MANAGEMENT, INC.


------------------------        By: ----------------------------
Secretary


ATTEST:                         HEALTHCARE PROFESSIONAL
                                MANAGEMENT, INC.


------------------------        By: ----------------------------
Secretary


WITNESS:


------------------------        --------------------------------
                                    ROSEMARY B. HAGER


WITNESS:


------------------------        --------------------------------
                                    GREGG S. SOERGEL


WITNESS:


------------------------        --------------------------------
                                    ANTHONY F. AULICINO

WITNESS:



--------------------------      -------------------------------
                                   EDWARD P. HESTIN